RESULTS OF A SPECIAL MEETING

A special meeting of the shareholders of the International Fund was held on September 18, 2008 for shareholders of record as of July 31, 2008, to vote on the following proposals, the results of which are provided below. The shareholders of the fund voted on whether to approve an investment sub-advisory agreement between Altrinsic Global Advisors, LLC (“Altrinsic”) and the fund’s investment advisor, FAF Advisors, Inc. (the “advisor”); whether to approve an investment sub-advisory agreement between Hansberger Global Investors, Inc. (“HGI”) and the advisor; and whether to approve a "manager-of-managers" structure for the fund.

To approve an investment sub-advisory agreement for the fund with Altrinsic (not rounded):

For	Against	Abstain
75,129,595	112,247	71,499

To approve an investment sub-advisory agreement for the fund with HGI (not rounded):

For	Against	Abstain
75,122,215	112,628	78,498

To authorize a “manager-of-managers” structure for the fund, whereby the advisor, subject to certain conditions, will be able to add or replace sub-advisors to the fund, or materially amend existing sub-advisory agreements, without obtaining shareholder approval (not rounded):

For	Against	Abstain
75,055,602	185,309	72,430